Exhibit 3.5

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
GLOBAL DIVERSIFIED INDUSTRIES, INC

GLOBAL DIVERSIFIED INDUSTRIES, INC., a Nevada corporation (the “Corporation”), pursuant to the provisions of Nevada Revised Statutes 78.385 and 78.390, hereby amends its Articles of Incorporation as follows:

1.   The Articles of Incorporation of the Corporation (Nevada Secretary of State Corporate Number C8500-1990, are hereby amended by deleting the present form of Articles IV in its entirety and by substituting in lieu thereof, the following:

“ARTICLE IV- STOCK

The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is two billion seven hundred fifty million (2,750,000,000) shares.  Of such shares two billion seven hundred million (2,700,000,000) shares shall be common stock having a par value of $0.001 per share.  The remaining shares, fifty million (50,000,000) shares shall be shares of preferred stock, with a par value $0.001 per share.  The preferred stock may be issued from time to time by authorization of the Board of Directors of the Corporation with such rights, designations, preferences and other terms as the Board of Directors shall determine from time to time.”

2.   This Certificate of Amendment has been duly adopted in accordance with the provisions of Nevada Revised Statutes.  This Certificate of Amendment was approved by the Board of Directors of the Corporation and was adopted by more than 50% of the shares outstanding.  The shareholders and Board of Directors of the corporation executed a written action, dated effective April 14, 2010, manifesting their intention that the amendment be adopted.

3.      This Certificate of Amendment shall become effective as of the close of business on the date this Certificate of Amendment is approved by the Nevada Secretary of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Nevada.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on April 14, 2010.

GLOBAL DIVESIFIED INDUSTRIES, INC., a Nevada
Corporation

By:
         Philip Hamilton
Title: Chairman & CEO